Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A
(Form Type)

Royalty Pharma plc
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	$970,986,260.38(1)	0.00015310	$148,658.00(2)
Fees Previously Paid	$0		$0
Total Transaction Valuation	$970,986,260.38
Total Fees Due for Filing			$148,658.00
Total Fees Previously Paid			$0
Total Fee Offsets			$0
Net Fee Due			$148,658.00

(1)
Estimated solely for the purpose of calculating the filing fee, the underlying value of the transaction was calculated based on the sum of (a) $200,000,000 and (b) the product of 24,530,266 Class A shares, par value $0.0001 per share (“Class A ordinary shares”), of Royalty Pharma plc multiplied by $31.43 (which is the average of the high and low share prices of the Class A ordinary shares as of February 6, 2025).

(2)	The amount of the filing fee, calculated in accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, was calculated by multiplying $970,986,260.38 by 0.00015310.